Exhibit 99.2

December 22, 2006

Dear Partners and Shareholders:

I wanted to take this opportunity to inform you of some important developments at Deephaven Capital Management. I am very pleased to announce that members of our senior management team have entered into long-term arrangements with Knight Capital Group including employment agreements and an option to acquire an equity stake in Deephaven. We believe that these agreements will foster stability and the continuity of our team as we work to generate attractive, risk-adjusted returns for our investors.

In addition, we are also excited to announce that Andrew Greenberg has joined Deephaven as Managing Director and Senior Portfolio Manager of the firm’s global event-driven team. Previously, Andy spent nine years with Citadel Investment Group, L.L.C. where he most recently served as a Managing Director and Co-Head of the Global Value Group, which focused on event-driven and value strategies.

In addition to Andy’s significant expertise and strong track record in the dynamic global event-driven arena, he is a proven leader who is deeply committed to the ongoing success of our event-driven investment team. Andy’s skills will complement our existing global team of nineteen professionals in Minneapolis, London, and Hong Kong. Matthew Halbower will be leaving Deephaven and the event-driven team at the expiration of his current contract on December 31, 2006, to pursue other interests. We wish Mr. Halbower success in his future endeavors.

We are well positioned to continue to focus on our core initiatives: delivering attractive risk adjusted returns; attracting and retaining exceptional talent; continuously enhancing our investment management processes; expanding our global footprint; striving for excellent business and operations management; and delivering sophisticated client service.

For your reference, we are also including Knight Capital Group’s press release about these positive developments at Deephaven. Finally, as this information is reaching you during the Holiday period, we are extending the December 31st notice deadline for capital activity, if applicable, until Friday, January 19, 2007.

Thank you for the confidence you have placed in Deephaven. We look forward to continuing to earn it in the years ahead.

Sincerely,

/s/ Colin Smith

Colin Smith

Chief Investment Officer

Chief Executive Officer

Deephaven Capital Management, LLC / 130 Cheshire Lane / Suite 102 / Minnetonka, Minnesota 55305

phone 952.249.5700 / fax 952.249.5320 / www.deephavenfunds.com